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                                                                    Exhibit 99.1

                ROUGE INDUSTRIES PURSUING STRATEGIC ALTERNATIVES

         DEARBORN, Mich., October 9, 2003 - Rouge Industries, Inc. (OTCBB: RGID) reported today that it continues to pursue strategic alternatives, including the restructuring of its principal credit facility to improve liquidity. While this credit facility is scheduled to expire in March 2004, the Company had hoped to complete the restructuring by September 30. Other strategic alternatives being pursued by the Company include the potential sale of its entire business or certain asset dispositions.

         The Company noted that there could be no assurance that the exploration of strategic alternatives would be successful and that the Company may not make any further public announcements concerning the exploration of strategic alternatives unless and until a definitive agreement concerning a refinancing or other transaction is reached.



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                              Safe Harbor Statement



This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.